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                                                                     Exhibit 1.2

November o, 2005



MANAGER

Desjardins Securities Inc.
#2750 - 145 King Street West
Toronto, Ontario
M5H 1J8

and

THE DEALERS SET FORTH IN SCHEDULE "A"

Dear Sirs:

                              RE: SELLING AGREEMENT

This Selling Group Agreement (the "Selling Agreement") is between the Manager identified above (the "Manager" or "we") and the Dealers set forth in Schedule "A" (the "Dealers") and is entered into for the purpose of forming a selling group ("Selling Group") in connection with the negotiated purchase and public offering of securities ("Securities") of Gryphon Gold Corporation (the "Company") securities ("Securities").

Desjardins Securities Inc. ("Desjardins") will enter into an underwriting agreement ("Underwriting Agreement") with the Company whereby Desjardins will agree to purchase as principal, with other underwriters (collectively the "Underwriters"), the Securities with a view to distributing such Securities (a "Distribution"). In connection with such Distribution, Desjardins, only on its own behalf and on behalf of the other Underwriters, may form a Selling Group managed by Desjardins with respect to those Securities.

INVITATION

As a member of a Selling Group, we will offer to you and to the other Dealers who are members of the Selling Group an allocation of the Securities at the public offering prices less any concession, subject to prior sales, when, as and if delivered to and accepted by us and subject to the approval of the Securities by counsel and of certain legal matters by counsel to the Underwriters and subject to the terms and conditions of this Selling Agreement.

For each Selling Group in which you will be invited to participate as a Dealer, we will send to you an initial wire by e-mail, electronic communication service or by an alternative means of

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communication (the "Communication"). If we use an electronic communication service, we will advise you of the name of the service provider.

The Communication will have a term sheet attached specifying the initial terms of the transaction and is expected to identify, among other information (if known at the time of the initial terms Communication):

1.       The Company, title and estimated principal amount of the Securities,

2. The expected offering date, Underwriting Agreement execution date and closing date ("Closing") for the Securities,

3.       The selling concession,

4.       The names of all Underwriters participating in the Underwriting group,

5.       The names of all Dealers invited to join the Selling Group,

6.       Our contact information as Manager,

7. Any matters reflecting our customary business practices applicable to the Selling Group, together with any changes from those customary practices.

The initial wire also may include other information that we feel will be useful to the Dealers in connection with their participation as members of the Selling Group. You separately will receive the Preliminary Prospectus for the Securities, and any blue sky and legal investment memoranda prepared for the Securities. You may receive one or more of those items in electronic form. If you have not received those items within a reasonable period after you receive the initial wire, you should contact us.

CONFIRMATION

Your indicated interest of the Securities offered to you will be accepted immediately thereafter subject to confirmation and allotment in whole or in part. Confirmation of Securities to you by Desjardins Securities will constitute a definite and binding purchase by you. Desjardins Securities reserves the right to close the offering books relating to a Distribution at any time without notice. All sales undertaken by the Selling Group pursuant to this Selling Agreement will be strictly on a best efforts basis.

TERMINATION OF SELLING GROUP

The Selling Group for a Distribution will be deemed to have terminated upon the Closing of the Distribution or at such other date as advised by Desjardins via the Communication.


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DISTRIBUTION STATEMENT

You undertake to complete distribution of the Securities as promptly as possible and to deliver to us not later than 15 calendar days after the closing date, or such later date as we may agree upon, a Distribution Statement, duly completed and signed by you.

FEES

With respect to the Distribution you will be entitled to a fee equal to 100% of the selling concession on the shares that are allotted to you. The selling concession will be 4% of the value of the securities sold pursuant to this offering.

EXPENSES

Both Desjardins and the Selling Group are responsible for their own expenses unless it is mutually agreed that an extraordinary expense is covered or shared by one or both of the parties.

MARKETING

Desjardins Securities reserves the right, during the period of a Distribution and prior to the termination of the Selling Group, to request from you from time to time, and you hereby agree to furnish us with, information as to the amount of Securities of your firm participation remaining unsold. If during such period you have on hand any unsold Securities and if, in our opinion, such Securities are needed to complete sales made by or for the account of Desjardins Securities or the other Underwriters or the Selling Group, prior to closing, we may reduce your allocation. Furthermore, Desjardins may at any time prior to the termination of the Selling Group reduce your allocation by an amount which, in our opinion, has not been effectively placed for investment by you.

ADVERTISING

A Selling Group member involved in a Distribution may not advertise its participation in the Distribution without our prior written consent.

PROSPECTUSES

With respect to each Distribution of Securities, we shall send to you as soon as practicable as many copies, in English and French (where applicable), of the prospectus filed with the securities regulatory authorities (other than any documents incorporated therein by reference). It is your responsibility to deliver prospectuses to your clients in accordance with the requirements of Federal and State securities legislation.

GENERAL TERMS AND CONDITIONS APPLICABLE TO ALL DEALERS

By executing this Selling Agreement, and for so long as you are a Dealer participating in the Selling Group, you agree to be bound by the following terms and provisions:


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MANAGER AS AGENT ON BEHALF OF THE SELLING GROUP. You authorize us, as Manager, together with any co-Managers, to act as agent on your behalf as a Dealer participating in the Selling Group. As Manager, we may do the following on behalf of the Selling Group:

1. AUTHORITY OF MANAGER. We may take such action as we determine in our discretion to be advisable in connection with the offering of the Securities on behalf of the Underwriters and the members of the Selling Group. We will (i) determine the final form of the Underwriting Agreement, (ii) execute and deliver the Underwriting Agreement on behalf of the Underwriters, (iii) act under the Underwriting Agreement on behalf of the Underwriters, and (iv) waive performance or satisfaction by the Company of its obligations under the Underwriting Agreement or of any other conditions to the delivery and purchase of the Securities as may be specified in the Underwriting Agreement. We will have full authority to take such action as we may deem to be advisable in respect of all matters pertaining to this Selling Agreement, the Underwriters, the Selling Group, the Underwriting Agreement and the purchase and distribution of the Securities. Any such actions that we perform will be only in the capacity as agent for the Underwriters and the Selling Group.

2. SUBJECT TO PROVISIONS OF AGREEMENT WITH THE COMPANY. The offer contained in any selling group invitation is made on the express understanding that it is subject to the provisions of the Underwriting Agreement with the Company to purchase the Securities being offered, particularly with regard to the right to withdraw there from. Upon the exercise of such right, the agreement resulting from your acceptance to participate as a selling group member may be terminated by Desjardins without prior notice and without obligation or liability to you.

Please confirm by signing and returning to Desjardins Securities Inc.,
Attention: Equity Capital Markets, that your Acceptance with respect to a Distribution shall constitute your acceptance of and agreement to the terms and conditions of this Selling Agreement.

Confirmed as the date first above written.

Yours truly,
DESJARDINS SECURITIES INC.



Beth Shaw
Vice President -- Equity Capital Markets & Syndication


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The foregoing is in accordance with our understanding and is accepted and agreed to by us this ____ day of November, 2005.

DESJARDINS SECURITIES INTERNATIONAL INC.



_____________________________________________________________)
Title:



(signed by __________________________________________________)
Title:



(signed by __________________________________________________)
Title:


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                                  SCHEDULE "A"



Desjardins Securities International Inc.
o
o


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